Exhibit 10.13

EXECUTION VERSION

   21  April 2021

WEJO LIMITED

LOAN NOTE INSTRUMENT

constituting up to $43,000,000 fixed rate secured loan notes due 2024

CityPoint, 1 Ropemaker Street

London, EC2Y 9AW

TABLE OF CONTENTS

Clause Headings		Page

1.	DEFINITIONS AND INTERPRETATION	1
2.	PURPOSE	9
3.	NOTES, SECURITY AND RANKING OF NOTES	9
4.	ISSUANCES	9
5.	CERTIFICATES	9
6.	INTEREST	10
7.	DEFAULT INTEREST	10
8.	REDEMPTION AND PREPAYMENT	11
9.	TAX GROSS-UP AND INDEMNITIES	12
10.	REPRESENTATIONS	16
11.	INFORMATION UNDERTAKINGS	19
12.	GENERAL UNDERTAKINGS	20
13.	EVENTS OF DEFAULT	22
14.	MEETINGS OF NOTEHOLDERS	25
15.	TRANSFERS BY NOTEHOLDER	25
16.	FURTHER ASSURANCE	26
17.	COSTS AND EXPENSES	26
18.	REGISTER	27
19.	LISTING	28
20.	NOTICES	28
21.	CALCULATIONS AND CERTIFICATES	28
22.	PARTIAL INVALIDITY	29
23.	REMEDIES AND WAIVERS	29
24.	AMENDMENT	29
25.	COUNTERPARTS	29
26.	GOVERNING LAW	29
27.	ENFORCEMENT	30
SCHEDULE 1 LEGAL RESERVATIONS		1
SCHEDULE 2 FORM OF CERTIFICATE		1
SCHEDULE 3 PROVISIONS FOR MEETINGS OF NOTEHOLDERS		1

THIS DEED is made on 21 April 2021

BY

WEJO LIMITED, a private company, with company number 08813730, whose registered office is at ABC Building, 21-23 Quay Street, Manchester, England, M3 4AE (the “Issuer”).

BACKGROUND

The Issuer has resolved to create up to a maximum nominal amount of $43,000,000 fixed rate secured loan notes due 2024, to be constituted on the terms of this instrument.

NOW THIS INSTRUMENT WITNESSES AND THE ISSUER DECLARES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this instrument:

“Accounting Principles” means, with respect to accounting periods for which the Issuer reports in UK GAAP, UK GAAP and, otherwise, US GAAP;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (excluding any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Issuer and all members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case Trade Instruments,) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not the Issuer or a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of the Issuer or any member of the Group relating to any post- retirement benefit scheme;

(g)	any amount of any liability under an advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services and payment is due more than 120 days after the date of supply;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement but excluding any issue of shares) and classified as borrowings under the Accounting Principles; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

For the avoidance of doubt:

(i)	letter of credit lines shall not constitute Borrowings; and

(ii)	the provision of credit in respect of amounts due to original equipment manufacturers under the terms of applicable data service agreements shall not constitute “Borrowings”;

“Business Day” means a day other than (a) a Saturday, (b) a Sunday or (iii) a day on which banking institutions or trust companies in any of the Cayman Islands, London or New York are authorised or required by applicable law, regulation or executive order to remain closed;

“Certificate” has the meaning given to that term in Clause 5.1;

“Charged Property” means all of the assets of the Issuer which from time to time are, or are expressed to be, the subject of the Transaction Security;

“Confidentiality Agreement” means the confidentiality agreement between the Issuer and the Security Agent dated on or around the date of this instrument;

“Default” means an Event of Default or any event or circumstance specified in Clause 13 ( Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Notes (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Issuer or any Finance Party; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of any of the Issuer or any Finance Party preventing the Issuer or that Finance Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with the Finance Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Issuer or Finance Party whose operations are disrupted;

“Event of Default” means any event or circumstance specified as such in Clause 13 (Events of Default);

“Extended Maturity Date” means, in respect of a Note, the third anniversary of each Extension Determination Date of such Note;

“Extension Determination Date” shall mean the date that is two calendar years prior to the Scheduled Maturity Date or any Extended Maturity Date, as the case may be;

“Extension Event” shall have occurred, in respect of a Note, as of any Extension Determination Date, if, on or prior to such Extension Determination Date, the Issuer and the Majority Noteholders have delivered written notice to the Noteholders that they elect an Extension Event for such Note;

“Extension Period” means, in respect of a Note, each period of one year for which the maturity of the Notes will be extended following the occurrence of an Extension Event, which period will commence on the Scheduled Maturity Date or the relevant Extended Maturity Date, as the case may be, and end on, but exclude the immediately succeeding Extended Maturity Date;

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“Finance Documents” means this instrument, the Notes, the Transaction Security Documents and any other document designated as a “Finance Document” by the Issuer and the Majority Noteholders;

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

“Finance Parties” means each Noteholder and the Security Agent;

“Group” means the Issuer and each of its Subsidiaries from time to time;

“Group Company” means a member of the Group;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Interest Payment Date” means:

(a)	in respect of the first Interest Period for a Note, the date on which the Noteholder makes payment in respect of such Note, which shall be no later than the sixth Business Day after the Issue Date of such Note;

(b)	in respect of each subsequent Interest Period, the day of the month agreed between the Issuer and the Security Agent (provided it is the same day each Month, unless not a Business Day in which case the next Business Day shall be the relevant date in that Month);

“Interest Period” means, in respect of a Note:

(a)	the period commencing on the Issue Date to, but excluding, the first anniversary of the Issue Date; and

(b)	thereafter, the period from and including each Interest Payment Date to, but excluding, the next Interest Payment Date or, if earlier, the date on which the principal amount of, and accrued and unpaid interest on, such Note is (re)paid in accordance with the terms of this instrument;

“Issue Date” means, in respect of a Note, the date on which such Note is first issued;

“ITA” means the Income Tax Act 2007;

“Legal Reservations” has the meaning given to such term in Schedule 1;

“Majority Noteholders” means Noteholders holding at least 66.66% of the Notes outstanding at any given time;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, financial condition or assets of the Group taken as a whole;

(b)	the ability of the Issuer to perform its payment obligations under the Finance Documents when taking into account the financial resources available to it from members of the Group; or

(c)	subject to the Legal Reservations, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Noteholders under any of the Finance Documents;

“Material Company” means, at any time, a Group Company which:

(a)            has:

(i)	earnings before interest, tax, depreciation and amortisation (“EBITDA”) representing 5 per cent. or more of the consolidated EBITDA of the Group;

(ii)	gross assets representing 5 per cent. or more of the gross assets of the Group, calculated on a consolidated basis (in each case excluding goodwill, intra-Group items and investments in any other member of the Group); or

(iii)	employment contracts with 5 per cent. or more of the total number of employees employed by the Group;

(b)	is party to a Transaction Security Document or owns any Charged Property; or

(c)	holds shares in any Group Company referred to in paragraphs (a) or (b) above.

For the purposes of this definition, compliance with the conditions set out above shall be by reference to certification by the Issuer on the reasonable request by the Majority Noteholders, such request not being made more than once in each calendar year;

“Maturity Date” means, in respect of a Note, the Scheduled Maturity Date for such Note or, following an Extension Event, with respect to such Note, the last Extended Maturity Date for such Note;

“Noteholder” means at any time, a person whose name is entered and appears in the Register as a holder of any Notes at such time;

“Notes” means the fixed rate secured loan notes due 2024 constituted by this instrument;

“Original Financial Statements” means in relation to the Issuer:

(a)	its consolidated audited financial statements for financial year ending 31 December 2019; and

(b)	its most recent unaudited management accounts,

which in each case are available as at date of this instrument and have been provided to the Noteholders prior to the date of this instrument;

“Party” means the Issuer or a Finance Party;

“Perfection Requirements” means any and all registrations, filings, notices acknowledgements and other actions and steps required to be made in any jurisdiction in order to perfect security created by the Transaction Security Documents or in order to achieve the relevant priority for such Security;

“Quasi-Security” has the meaning given to that term in Clause 12.5 (Negative Pledge);

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

“Record Date” means, for each Interest Period other than the first Interest Period, the date falling five Business Days prior to an Interest Payment Date;

“Redemption Date” means an Interest Payment Date on which the Notes are to be redeemed in accordance with the provisions of Clause 8.2;

“Register” means the register of holders of Notes kept by or on behalf of the Issuer;

“Related Fund” means in relation to a fund (the “First Fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the First Fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or investment adviser of the First Fund;

“Relevant Jurisdiction” means, in relation to a person:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any material asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repeating Representations” means each of the representations set out in Clause 10.2 (Status) to Clause 10.7 (Governing Law and Enforcement) (inclusive);

“Scheduled Maturity Date” means, in respect of a Note, the date that is three years after the Issue Date of such Note;

“Secured Parties” means each Finance Party from time to time, any Receiver and any Delegate;

“Security” means a mortgage, charge, assignation in security, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Agent” means Securis Investment Partners LLP as security trustee on behalf of the Secured Parties;

“Special Resolution” means a resolution of the Majority Noteholders;

“Subsidiary” means any of:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006;

(b)	a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006; or

(c)	in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity: (i) which is controlled, directly or indirectly, by the holding company; (ii) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or (iii) which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of the majority of its board of directors or equivalent body. For these purposes, a Subsidiary shall include any person which would otherwise be considered a Subsidiary for the purposes of this definition but for the shares or other ownership interests in such person which are subject to Security being registered in the name of the secured party or its nominee pursuant to such Security;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction;

“Trade Instruments” means any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Company arising in the ordinary course of trading of that Group Company;

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents;

“Transaction Security Documents” means (i) the Security Agreement between the Issuer, as Chargor, and the Security Agent, as Security Agent, dated on or about the date hereof; and (ii) the Escrow and Intellectual Property Licence Agreement between the Issuer and the Security Agent, dated on or about the date hereof;

“UK GAAP” means United Kingdom Generally Accepted Accounting Principles as in effect for the relevant accounting period;

“US GAAP” means United States Generally Accepted Accounting Principles as in effect for the relevant accounting period; and

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) as amended from time to time; and

(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this instrument to:

(A)	the “Security Agent”, any “Finance Party”, any “Noteholder” or any “Secured Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(B)	“amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(C)	“assets” includes present and future properties, revenues and rights of every description;

(D)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(E)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(F)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(G)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally) (excluding any amendment, novation, supplement, extension or restatement made contrary to any provision of the Finance Documents);

(H)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(I)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, being a type with which it is customary for persons carrying on the same, or a substantially similar, business to that of the Group to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(J)	a provision of law is a reference to that provision as amended or re-enacted; and

(K)	a time of day is a reference to London time.

1.2.2	Section, clause and schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this instrument.

1.2.4	A Default and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	No personal liability

No director, officer or employee of the Issuer or Group Company shall be personally liable for any statement made by him/her or the Issuer or Group Company in any certificate or other document delivered under or in connection with the Finance Documents, provided it is made in good faith and without fraud or gross negligence on his/her part.

2.	PURPOSE

2.1	The proceeds received by the Issuer from the initial issuance of the Notes shall be used by the Issuer for general corporate purposes.

2.2	The proceeds received by the Issuer from any further issuance of Notes shall be used by the Issuer for a specified acquisition or other purposes as agreed with the Majority Noteholders.

3.	NOTES, SECURITY AND RANKING OF NOTES

3.1	The principal amount of the Notes is limited to $43,000,000.

3.2	The Notes shall be known as fixed rate secured loan notes due 2024.

3.3	The Notes represent a secured obligation of the Issuer for the due and punctual payment of the principal and interest in respect of them and performance of all the obligations of the Issuer with respect to them.

3.4	The Issuer’s obligations to the Noteholders and the Notes or any of them shall be secured by the Transaction Security.

3.5	The Notes will be issued in registered form in integral multiples of $1.00 nominal.

3.6	Each Noteholder, by subscribing for Notes or receiving a transfer of Notes, agrees to the terms of this instrument, including provisions in respect of the appointment of the Security Agent and provisions for the amendment of any Finance Document.

4.	ISSUANCES

4.1	Notes in a principal amount of $21,500,000 shall be issued on or around the date of this instrument.

4.2	Each of the Noteholders agrees that by written agreement between the Issuer and the Majority Noteholders, the Issuer may elect to issue further Notes to the Noteholders in a principal amount of up to $21,500,000.

5.	CERTIFICATES

5.1	Each Noteholder shall be entitled to a certificate stating the nominal amount of the Notes held by it (a “Certificate”) and a certified copy of this instrument.

5.2	The Certificates shall be substantially in the form set out in Schedule 2 and shall be executed as a deed by the Issuer.

5.3	If any Certificate is defaced, lost or destroyed, it may be replaced on such terms (if any) as to evidence and indemnity as the directors of the Issuer may reasonably require and on payment of any out-of-pocket expenses incurred by the Issuer but so that in the case of defacement, the defaced Certificate shall be surrendered before the new Certificate is issued.

6.	INTEREST

6.1	Until the Notes are repaid in accordance with this instrument, interest on the outstanding principal amount of the Notes, shall accrue at the rate of 9.2 per cent per annum.

6.2	Interest shall be payable:

6.2.1	in respect of the first Interest Period, on the first Interest Payment Date by way of set-off against the amount payable by a Noteholder to acquire its Notes; and

6.2.2	in respect of each subsequent Interest Period, on the Interest Payment Date in such Interest Period.

6.3	For each Interest Period, other than the first Interest Period, the Issuer shall pay accrued interest in cash, in arrears to the persons who were registered as Noteholders at the close of business on the Record Date prior to the relevant Interest Payment Date. The Issuer shall not, without the prior written consent of each Noteholder, be permitted to satisfy the payment of accrued interest other than by payment in cash.

6.4	Interest shall be calculated:

6.4.1	in respect of the first Interest Period, on the basis of a 365 day year; and

6.4.2	in respect of subsequent Interest Periods, on the basis of the actual number of days elapsed in the relevant period and a 365 day year.

6.5	Interest on any Notes repaid by the Issuer in accordance with these Conditions shall cease to accrue as from the date of such repayment.

7.	DEFAULT INTEREST

7.1	If the Issuer fails to pay any amount payable by it under the Finance Documents, it must, on demand by a Finance Party, pay interest on the overdue amount from the due date up to the date of actual payment (both before and after judgment).

7.2	Interest on an overdue amount is payable at a rate per annum which is equal to the aggregate of:

7.2.1	1%; and

7.2.2	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Note.

7.3	Interest (if unpaid) on an overdue amount will be compounded at the end of successive periods, each of a duration selected by the Security Agent but will remain immediately due and payable.

7.4	Any interest accruing under this Clause 7 accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

8.	REDEMPTION AND PREPAYMENT

8.1	Each Note together with accrued but unpaid interest (if any) relating to such Note and all other sums due by the Issuer in respect of the Notes, shall be repaid on the Maturity Date.

8.2

8.2.1	Subject to Clauses 8.2.2 and 8.2.3 below, the Issuer may on any Redemption Date redeem all, but not less than all, of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to (but not including) the applicable date of redemption, if redeemed during the periods set forth below:

Period	Percentage

Issue Date to (but not including) the first	107.5%
anniversary of the Issue Date

First anniversary of the Issue Date to (but not	105%
including) the second anniversary of the Issue
Date

Second anniversary of the Issue Date to (but	102.5%
not including) the third anniversary of the
Issue Date

8.2.2	The Issuer may on a Redemption Date redeem all, but not less than all, of the Notes following a requirement to gross up payments pursuant to or by virtue of Clause 9.1.3 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the Notes redeemed to (but not including) the applicable date of redemption by delivering notice in accordance with Clause 8.3 within 20 Business Days from the date on which such requirement to gross up payments first arises.

8.2.3	Notwithstanding anything to the contrary in this Clause 8, no redemption fee or payment set out in Clause 8.2.1 (except the obligation to pay principal and accrued but unpaid interest) shall apply to amounts that are recovered following any action taken pursuant to Clause 13.11.

8.3	If the Issuer elects to redeem the Notes pursuant to the provisions of Clause 8.2, at least 30 days but not more than 60 days before the Redemption Date, the Issuer shall give irrevocable unconditional written notice of such election to each Noteholder.

8.4	The notice referred to in Clause 8.3 will state:

8.4.1	the Redemption Date;

8.4.2	the redemption price; and

8.4.3	that, unless the Issuer defaults in making such redemption payment, interest on the Notes will cease to accrue on and after the Redemption Date (whether or not a Business Day).

8.5	Where any payment to a Noteholder, whether of principal, interest or otherwise, is due in accordance with the terms of this instrument on a day that is not a Business Day, payment shall take place on the next following Business Day.

9.	TAX GROSS-UP AND INDEMNITIES

9.1	Tax gross-up

9.1.1	The Issuer shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

9.1.2	The Issuer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Noteholders accordingly. Similarly, a Noteholder shall notify the Issuer on becoming so aware in respect of a payment payable to that Noteholder.

9.1.3	If a Tax Deduction is required by law to be made by the Issuer, the Issuer shall procure that the amount of the payment due from it or that member of the Group shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

9.2	Tax indemnity

9.2.1	The Issuer shall, within three Business Days of demand by a Noteholder, pay to that Noteholder an amount equal to the loss, liability or cost which that Noteholder determines will be or has been (directly or indirectly) suffered for or on account of Tax by them in respect of a Finance Document.

9.2.2	Paragraph 9.2.1 above shall not apply with respect to any Tax assessed on a Noteholder:

(A)	under the law of the jurisdiction in which that Noteholder is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Noteholder is treated as established or resident for tax purposes;

(B)	under the law of the jurisdiction in which that Noteholder’s facility office is located in respect of amounts received or receivable in that jurisdiction; or

(C)	under the law of any jurisdiction in which that Noteholder is treated as having a permanent establishment for tax purposes in respect of amounts received or receivable in that jurisdiction if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Noteholder; or

(D)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 9.1 (Tax gross-up);

(2)	is compensated for under Clause 9.3 (Stamp Taxes) or Clause 9.4 (VAT); or

(3)	relates to a FATCA Deduction required to be made by a Party.

9.2.3	A Noteholder making, or intending to make a claim under paragraph 9.2.1 above shall promptly notify the Issuer of the event which will give, or has given, rise to the claim.

9.2.4	A Noteholder shall, on receiving a payment under this Clause 9.2, notify the Issuer.

9.3	Stamp Taxes

The Issuer shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except (i) those payable in respect of or by reference to or in consequence of any assignment or transfer in whole or in part by a Secured Party of any of its rights or obligations under a Finance Document or (ii) upon a voluntary registration made by any Secured Party of any Finance Documents if such registration is not necessary to enforce the rights of a Secured Party under a Finance Document.

9.4	VAT

9.4.1	All amounts set out or expressed in a Finance Document to be payable by the Issuer to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph 9.4.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to the Issuer under a Finance Document, the Issuer shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to the Issuer).

9.4.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(A)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient must promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT; and

(B)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

9.4.3	Where a Finance Document requires the Issuer to reimburse or indemnify a Finance Party for any cost or expense, the Issuer shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

9.4.4	Any reference in this Clause 9.4 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

9.4.5	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

9.5	FATCA Deduction

9.5.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

9.5.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

9.6	FATCA information

9.6.1	Subject to Clause 9.6.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:

(A)	confirm to that other Party whether it is:

(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party;

(B)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(C)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

9.6.2	If a Party confirms to another Party pursuant to Clause 9.6.1(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

9.6.3	Clause 9.6.1 above shall not oblige any Noteholder to do anything, and paragraph 9.6.1(C) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(A)	any law or regulation;

(B)	any fiduciary duty; or

(C)	any duty of confidentiality.

9.6.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 9.6.1(A) or 9.6.1(B) above (including, for the avoidance of doubt, where Clause 9.6.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

9.7	Certification of amounts claimed

Any demand for payment made by a Finance Party pursuant to this Clause 9 shall be accompanied by a certificate setting out in reasonable detail on what basis the claim is being made and the methodology of calculating the amount claimed.

9.8	Other indemnities

9.8.1	The Issuer shall or shall procure that a member of the Group will, within three Business Days of demand, indemnify each Secured Party and hold each of them harmless against any cost, loss or liability incurred by it as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the occurrence of any Event of Default;

(D)	a failure by the Issuer to pay any amount due under a Finance Document on its due date; and

(E)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this instrument.

9.8.2	The Issuer shall, within three Business Days of demand, indemnify each Noteholder and every Receiver and hold each of them harmless against any cost, loss or liability incurred by any of them as a result of:

(A)	the taking, holding, protection or enforcement of the Transaction Security;

(B)	the exercise of any of the rights, powers, discretions and remedies vested in the Noteholder and each Receiver by the Finance Documents or by law;

(C)	any default by any member of the Group in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(D)	any failure by the Issuer to comply with its obligations under Clause 17;

(E)	acting as Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property.

9.9	Mitigation by the Noteholders

9.9.1	Each Noteholder shall, in consultation with the Issuer, take commercially reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, Clause 9.1, provided that no Finance Party shall be required to transfer a Note or change its jurisdiction of incorporation.

9.9.2	Clause 9.9.1 above does not in any way limit the obligations of any Group Company under the Finance Documents.

10.	REPRESENTATIONS

10.1	General

The Issuer makes the representations and warranties set out in this Clause 10 to each Finance Party.

10.2	Status

10.2.1	It and each Group Company is a limited liability corporation or limited liability company duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation or organisation.

10.2.2	It and each Group Company has the power to own its assets and carry on its business as it is being conducted.

10.3	Binding Obligations

Subject to the Legal Reservations and Perfection Requirements:

10.3.1	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

10.3.2	(without limiting the generality of paragraph 10.3.1 above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

10.4	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

10.4.1	any law or any regulation applicable to it;

10.4.2	its constitutional documents; or

10.4.3	any agreement or instrument binding upon it or any Group Company or its or any Group Company’s assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case in a manner which has or is reasonably likely to have a Material Adverse Effect.

10.5	Power and Authority

10.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

10.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of indemnities contemplated by the Finance Documents to which it is a party.

10.6	Validity and Admissibility in Evidence

10.6.1	All Authorisations required:

(A)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(B)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except for those necessary to satisfy the Perfection Requirements.

10.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of Group Companies have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

10.7	Governing Law and Enforcement

Subject to the Legal Reservations:

10.7.1	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

10.7.2	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

10.8	Insolvency

No:

10.8.1	corporate action, legal proceeding or other procedure or step described in Clause 13.6.1 (Insolvency Proceedings); or

10.8.2	creditors’ process described in Clause 13.7 (Creditors’ Process),

has been taken or, to the knowledge of the Issuer, threatened in writing in relation to the Issuer or a Material Company.

10.9	No Filing or Stamp Taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the Perfection Requirements.

10.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Noteholder provided that the Notes have been listed on a “recognised stock exchange” as defined in section 1005 ITA.

10.11	No Default

10.11.1	No Default is continuing or is reasonably likely to result from the issue of any Notes or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

10.11.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

10.12	Financial Statements

The Original Financial Statements of the Issuer:

10.12.1	in the case of the audited financial statements, were prepared in accordance with the Accounting Principles consistently applied and give a true and fair view of the consolidated financial condition of the Group as at the end of, and the consolidated results of operations of the Group for, the financial year to which they relate; and

10.12.2	in the case of the unaudited financial statements, fairly present the consolidated financial condition of the Group as at the end of, and the consolidated results of operations of the Group for, the period to which to which they relate.

10.13	Litigation

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be determined adversely to it and if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened in writing against it or any of its Subsidiaries.

10.14	Taxation

10.14.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount of Tax, in either such case, to an extent which has, or would be reasonably likely to have, a Material Adverse Effect.

10.14.2	No claims or investigations are being made or conducted against it (or any of its Subsidiaries) with respect to Taxes which are reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect.

10.14.3	It is resident for Tax purposes only in the United Kingdom.

10.15	Security

No Security or Quasi-Security exists over all or any of the present or future assets of any Group Company other than as permitted by this instrument.

10.16	Good Title to Assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so would have a Material Adverse Effect.

10.17	Pensions

Each member of the Group complies with its legal obligations in relation to all pension schemes operated by or maintained for the benefit of it or any of its Subsidiaries and/or any of their respective employees where failure to do so has or is reasonably likely to have a Material Adverse Effect.

10.18	Times when Representations Made

10.18.1	All the representations and warranties in this Clause 10 are made by the Issuer on the date of this instrument.

10.18.2	The Repeating Representation are deemed to be made by each Issuer on 31 March, 30 June, 30 September and 31 December of each year.

10.18.3	Each representation or warranty deemed to be made after the date of this instrument shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

11.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 11 remain in force from the date of this instrument for so long as any amount is outstanding under the Notes.

11.1	Notification of Default

11.1.1	The Issuer shall notify the Noteholders of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

11.1.2	Promptly upon a request by the Majority Noteholders if they reasonably believe that a Default is continuing, the Issuer shall supply to the Noteholders a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

11.2	Other Information

11.2.1	Promptly upon a request by the Security Agent, the Issuer shall provide such other financial or management information relating to the Group as the Security Agent may reasonably request from time to time upon reasonable notice, provided that any confidential information shall only be provided if the Issuer is entitled to disclose such information and that such information shall be subject to the confidentiality provisions of the Confidentiality Agreement.

11.2.2	The Issuer shall notify the Noteholders of any event that is reasonably likely to have a material adverse effect on the prospects of the Group taken as a whole reasonably promptly upon becoming aware of its occurrence.

12.	GENERAL UNDERTAKINGS

The undertakings in this Clause 12 remain in force from the date of this instrument for so long as any amount is outstanding under the Notes.

12.1	Authorisations

The Issuer shall promptly:

12.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

12.1.2	if requested by the Majority Noteholders, supply certified copies to the Noteholders of any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it to perform its obligations under the Finance Documents;

(B)	(subject to the Legal Reservations) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.2	Compliance with Laws

The Issuer shall and shall ensure that each Group Company will comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

12.3	Taxation

12.3.1	The Issuer shall and shall ensure that each Group Company will pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(A)	such payment is being contested in good faith;

(B)	adequate reserves are being maintained for those Taxes and the costs required to contest them in accordance with applicable accounting principles; and

(C)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

12.3.2	The Issuer shall not become resident for Tax purposes in any jurisdiction other than the United Kingdom.

12.4	Pari Passu Ranking

The Issuer shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

12.5	Negative Pledge

In this Clause 12.5, “Quasi-Security” means a transaction described in paragraph 12.5.2 below. Except as permitted under paragraph 12.5.3 below:

12.5.1	The Issuer shall not, and shall ensure that each Group Company will not, create or permit to subsist any Security over any of its assets which form part of the Transaction Security.

12.5.2	The Issuer shall not, and shall ensure that each Group Company will not:

(A)	sell, transfer or otherwise dispose of any of its assets which form part of the Transaction Security on terms whereby they are or may be leased to or re-acquired by the Issuer or any other Group Company;

(B)	sell, transfer or otherwise dispose of any of its receivables which form part of the Transaction Security on recourse terms; or

(C)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Borrowings or of financing the acquisition of an asset.

12.5.3	Paragraphs 12.5.1 and 12.5.2 above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(A)	the Transaction Security;

(B)	a right of set off or a lien arising by operation of law or in the ordinary course of trading of any Group Company;

(C)	an escrow arrangement and licence granted to General Motors Holdings, LLC in respect of the assets contemplated to constitute the Transaction Security as at the date of this Agreement; or

(D)	granted over or in respect of or related to data assets of original equipment manufacturers other than General Motors Holdings, LLC retained on the Group platform.

13.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 13 is an Event of Default (save for clause

13.11	(Acceleration).

13.1	Non-Payment

The Issuer does not pay on the due date (including, for the avoidance of doubt, the Redemption Date, if applicable) any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

13.1.1	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

13.1.2	payment is made within three Business Days of its due date.

13.2	Other Obligations

13.2.1	The Issuer does not comply with any provision of the Finance Documents (other than those referred to in Clause 13.1 (Non-Payment)).

13.2.2	No Event of Default under Clause 13.2.1 above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of:

(A)	a Noteholder giving notice to the Issuer; and

(B)	the Issuer becoming aware of the failure to comply.

13.3	Misrepresentation

13.3.1	Any representation or statement made or deemed to be made by the Issuer in the Finance Documents, or any other document delivered by or on behalf of the Issuer under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

13.3.2	No Event of Default under Clause 13.3.1 above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 15 Business Days of the earlier of a Noteholder giving notice to the Issuer or the Issuer becoming aware of the breach.

13.4	Cross Default

13.4.1	Any Borrowing of the Issuer or any Group Company is not paid when due nor within any originally applicable grace period.

13.4.2	Any Borrowing of either the Issuer or any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however defined).

13.4.3	Any commitment for any Borrowing of either the Issuer or any Group Company is cancelled or suspended by a creditor of the Issuer or any Group Company as a result of an event of default (however described).

13.4.4	Any creditor of either the Issuer or any Group Company becomes entitled to declare any Borrowing of the Issuer or any Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

13.4.5	No Event of Default will occur under this clause 13.4 above if the aggregate amount of Borrowings or commitment for Borrowings falling within Clauses 13.4.1 to 13.4.4 (inclusive) above is less than $500,000 (or its equivalent in any other currency or currencies).

13.5	Insolvency

13.5.1	Either the Issuer or any Material Company:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding a Noteholder in its capacity as such) with a view to rescheduling any of its indebtedness.

13.5.2	A moratorium is declared in respect of any indebtedness of either the Issuer or any Material Company.

13.6	Insolvency Proceedings

13.6.1	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding- up, dissolution, administration, distressed reconstruction or reorganisation (by way of voluntary arrangement, scheme of arrangement, arrangement, plan or reconstruction or otherwise) of either the Issuer or any Material Company;

(B)	a composition, compromise, assignment, arrangement, plan or reconstruction with any class of creditor of either the Issuer or any Material Company;

(C)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, monitor or other similar officer in respect of either the Issuer or any Material Company or any of its assets; or

(D)	enforcement of any Security over any assets of either the Issuer or any Material Company with an aggregate value in excess of $500,000 (or its equivalent in any other currency or currencies).

13.6.2	Clause 13.6.1 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised.

13.7	Creditors’ Process

13.7.1	Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company with an aggregate value in excess of $500,000 (or its equivalent in any other currency or currencies).

13.7.2	Paragraph 13.7.1 above shall not apply to any such proceeding which is (i) being contested in good faith or is frivolous or vexatious and (ii) is discharged, stayed or dismissed within 14 days of commencement.

13.8	Similar Events Overseas

There occurs in relation to any Group Company or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which corresponds in that country or territory with any of those mentioned in Clauses 13.6 (Insolvency Proceedings) and 13.7 (Creditors’ Process) (inclusive).

13.9	Repudiation and Rescission of Agreements

The Issuer (or any Group Company) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

13.10	Unlawfulness and Invalidity

13.10.1	It is or becomes unlawful for any member of the Group to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or becomes unlawful.

13.10.2	Any obligation or obligations of the Issuer or any other member of the Group under any Finance Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Noteholders under the Finance Documents.

13.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Majority Noteholders may, by notice to the Issuer:

13.11.1	declare that: (i) all or part of the Notes together with accrued but unpaid interest (if any) in respect of such Notes; and (ii) any or all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, at which time they shall become immediately due and payable;

13.11.2	declare that all or part of the Notes together with accrued but unpaid interest (if any) in respect of such Notes be payable on demand, at which time they shall immediately become payable on demand by the Majority Noteholders; and/or

13.11.3	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

14.	MEETINGS OF NOTEHOLDERS

The provisions for meetings of the Noteholders set out in Schedule 3 shall be deemed to be incorporated in this instrument and shall be binding on the Issuer and the Noteholders and all persons claiming through or under them respectively.

15.	TRANSFERS BY NOTEHOLDER

15.1	A Noteholder may not transfer any of its Notes to any person without the prior consent of the Issuer (which may be withheld in its absolute discretion) but, notwithstanding the foregoing, a Noteholder may transfer any of its Notes to an Affiliate or Related Fund provided it obtains the prior consent of the Issuer (which shall not be unreasonably withheld, conditioned or delayed).

15.2	Every instrument of transfer shall be signed by the transferor and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the relevant Register. No transfer of any Notes will be registered if a demand for repayment or notice of prepayment in respect of such Notes has been received or issued by the Issuer in accordance with the terms of this instrument.

15.3	Every instrument of transfer must be left for registration at the Issuer’s registered office and shall be accompanied by the Certificate representing the Notes to be transferred, together with such other evidence as the directors of the Issuer may reasonably require to evidence the title of the transferor to, or his right to transfer, the Notes, and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so. The transfer will then be registered and a note of such registration will be entered in the Register and a new Certificate for Notes issued accordingly.

15.4	All instruments of transfer which are delivered to the Issuer in accordance with this Clause 15 shall be retained by the Issuer.

15.5	No fee shall be charged by the Issuer for the registration of any transfer.

16.	FURTHER ASSURANCE

16.1	The Issuer will and shall procure that each member of the Group will promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Majority Noteholders may reasonably specify (and in such form as the Majority Noteholders may reasonably require in favour of the Noteholders or their nominee(s)) and in each case, subject to customary qualifications and limitations on granting security and guarantees in any relevant jurisdiction and (unless an Event of Default is continuing) taking into account the cost of such action and the consequent benefit:

16.1.1	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Noteholders provided by or pursuant to the Finance Documents or by law;

16.1.2	to confer on the Noteholders Security over any property and assets of that member of the Group located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

16.1.3	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

16.2	The Issuer will and shall procure that each member of the Group will take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection and maintenance of any Security conferred or intended to be conferred on the Noteholders by or pursuant to the Finance Documents.

16.3	If the Issuer wishes to effect a reorganisation in the future, which could include inserting a new holding company above the Issuer where the capital structure of such holding company would mirror that of the Issuer, the Issuer and Noteholders will discuss in good faith any changes which may be required to the arrangements entered into between them (including by having such new holding company expressly assume, pursuant to a supplemental instrument, in form and substance reasonably satisfactory to the Security Agent, the Issuer’s obligations under the Notes and this Instrument), and work together with a view to the Issuer being able to effect such changes, but in a way which does not prejudice the position of the Noteholders.

17.	COSTS AND EXPENSES

17.1	Transaction Expenses

Each of the Issuer, the Noteholders and the Security Agent shall be responsible for the costs and expenses (including legal fees subject to any agreed cap or estimate) incurred by it in connection with the negotiation, preparation, printing, transfer, execution and perfection of any Finance Documents executed after the date of this instrument.

17.2	Amendment Costs

If the Issuer requests an amendment, waiver or consent in relation to a Finance Document the Issuer shall, within three Business Days of demand, reimburse (or procure to be reimbursed) the Noteholders and the Security Agent for the amount of all costs and expenses (including legal fees subject to any agreed cap or estimate) reasonably incurred by the Noteholders and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and Preservation Costs

The Issuer shall, within three Business Days of demand, pay (or procure to be reimbursed) to the Secured Parties the amount of all costs and expenses (including legal fees) incurred by them in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

17.4	IP Insurance Premium

The Issuer shall pay, by way of set-off against the amount payable by a Noteholder to acquire its Notes:

17.4.1	an amount equal to $2,257,500 being 3.50 per cent. of the total nominal amount of the Notes to be issued on or around the date of this instrument calculated over the scheduled tenor of such Notes; and

17.4.2	an amount equal to 3.50 per cent. of the total nominal amount of any future Notes that are issued calculated over the scheduled tenor of such Notes (ignoring for the this purpose any extensions of tenor in accordance with this instrument), to be applied, at the Majority Noteholders’ sole discretion, to acquire IP insurance in respect of the Transaction Security.

18.	REGISTER

18.1	The Issuer shall cause a Register to be maintained at its registered office showing the number and series of Notes for the time being issued, the date of issue and all subsequent transfers or changes of ownership of the Notes, the names and addresses of the relevant Noteholders and the persons deriving title under them. A Noteholder and any person authorised in writing by it may at all reasonable time during office hours inspect the Register and take copies of or extracts from the Register or any part of it. The Register may be closed at such times and for such periods as the Issuer may think fit provided that it shall not be closed for more than ten Business Days in any one calendar year.

18.2	The Issuer will recognise the registered holder of any Notes as the absolute owner thereof and (except as required by law) shall not be bound to take notice or see to the execution of any trust whether express, implied or constructive to which any Notes may be subject and the Issuer may accept the receipt of the registered holder for the time being of any Notes for the interest from time to time accruing due in respect thereof or for any other moneys payable in respect thereof as a good discharge to the Issuer notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in any such Notes, interest or moneys.

18.3	No notice of any trust, express, implied or constructive, shall (except as provided by statute or as required by order of a court of competent jurisdiction) be entered in the Register in respect of any Notes.

18.4	The Issuer will recognise every registered holder of any Notes as entitled to those Notes free from any equity, right of set-off (whether arising by operation of law or otherwise) or counter-claim on the part of the Issuer against the original or any intermediate holder of those Notes.

19.	LISTING

19.1	The Issuer shall use its commercially reasonable efforts to have the Notes listed on a recognised stock exchange for the purpose of section 987 ITA by no later than the fifth Business Day after the date of this instrument.

19.2	If such listing is not possible then the Issuer shall notify the Noteholders and the Notes shall become immediately due and payable.

19.3	The Issuer shall as soon as reasonably practicable after the date of this instrument carry out the necessary administrative actions (including, appointing a person that the Majority Noteholders may approve in writing as the listing sponsor, completing procedural formalities and paying registration and other fees) and comply with the rules of the relevant stock exchange necessary for the Notes to be and to remain listed on the relevant recognised stock exchange. All costs and expenses (including, without limitation, registration and other fees) in connection with the listing of the Notes shall be for the account of the Issuer.

20.	NOTICES

20.1	Any notice or other document (including Certificates for Notes) may be given or sent to any Noteholder by sending the same by email (to the email address (if any) supplied by him to the Issuer for the giving of notice to him) or by post in a prepaid, first-class letter addressed to such Noteholder at his registered address. In the case of joint registered holders of any Notes a notice given to the Noteholder whose name stands first in the Register in respect of such Notes shall be sufficient notice to all joint holders. Notice may be given to the persons entitled to any Notes as a result of the death or bankruptcy of any Noteholder by sending the same by post in a prepaid, first-class envelope addressed to them by name or by the title of the representative or trustees of such Noteholder at the address (if any) supplied for the purpose by such persons or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred.

20.2	Any notice or other document (including Certificates for Notes and transfers of Notes) may be given or sent to the Issuer by sending the same by post in a prepaid, first-class letter addressed to the Issuer at its registered office for the time being.

20.3	Any notice, communication or document sent by post shall be deemed to have been delivered or received on the second Business Day following the day on which it was posted. In proving such delivery or receipt it shall be sufficient to prove that the relevant notice, communication or document was properly addressed, stamped and posted (by airmail, if to another country).

21.	CALCULATIONS AND CERTIFICATES

21.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

21.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Day count convention

Unless expressly provided otherwise, any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

22.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this instrument are cumulative and not exclusive of any rights or remedies provided by law.

24.	AMENDMENT

The provisions of this instrument and the Notes and the rights of the Noteholders, including during an Extension Period, may from time to time be modified, abrogated or compromised in any respect (including in any manner set out in paragraph 15.1 of Schedule 3) with the sanction of a Special Resolution and with the consent of the Issuer.

25.	COUNTERPARTS

25.1.1	To the extent permitted by the governing law of the relevant Finance Document, each Finance Document may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

25.1.2	Each counterpart shall constitute an original of the Finance Documents, but all the counterparts shall together constitute but one and the same agreement.

26.	GOVERNING LAW

This instrument and any non-contractual obligations arising out of or in connection with it are governed by English law.

27.	ENFORCEMENT

27.1	Jurisdiction of English Courts

27.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this instrument (including a dispute relating to the existence, validity or termination of this instrument or any non-contractual obligation arising out of or in connection with this instrument) (a “Dispute”).

27.1.2	The Issuer, Finance Parties and Secured Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

27.1.3	This Clause 27.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1

LEGAL RESERVATIONS

“Legal Reservations” means:

a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

b)	the time barring of claims and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

c)	the principle that in certain circumstances Security granted by way of fixed charge may be re-characterised as a floating charge or that Security purported to be constituted as an assignment may be re-characterised as a charge;

d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

e)	those general principles of law relating to the enforcement of foreign judgements, which may require (amongst other things) proper service of process on a defendant, absence of litigation pending in another court and absence of a separate court ruling in relation to any matter at issue; and

f)	similar principles, rights and defences under the laws of any relevant jurisdiction.

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SCHEDULE 2

FORM OF CERTIFICATE

Certificate No.: _________________________________________________	Number of Notes:

WEJO LIMITED

(Registered in England and Wales No. 08813730) (the “Issuer”)

Issue of $[●] 9.2% Secured Loan Notes 20[●] of nominal value of $1.00 each (the “Notes”) created and issued by the Issuer.

THIS IS TO CERTIFY THAT [●] is/are the registered holder(s) of [●] in principal amount of Notes. The holders of the Notes are entitled pari passu and rateably to the benefit of and are subject to the terms and conditions contained in an instrument made by the Issuer on [●] 2021.

Payments on the Notes represented by this certificate have the benefit of certain transaction security.

The Notes represented by this certificate and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.

NOTE: The Notes are only transferable in whole units of $1.00 and multiples thereof and with the prior consent of the Issuer save in the circumstances contemplated by the instrument referred to above. No transfer of the Notes represented by this Certificate will be registered unless it is accompanied by this Certificate and lodged with the Issuer at its registered office.

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IN WITNESS WHEREOF this Note has been entered into as a deed the day and year first above written.

ISSUER

EXECUTED as a DEED by	)
WEJO LIMITED	)
acting by a director in the	)
presence of:	)	Director
)
Signature of witness	)

Name of witness
(in BLOCK CAPITALS)

Address of witness

Occupation

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SCHEDULE 3

PROVISIONS FOR MEETINGS OF NOTEHOLDERS

1.	Calling of meetings

The Issuer may at any time, and shall on the request in writing signed by Noteholders holding at least 50% of the then outstanding Notes convene a meeting of the Noteholders to be held at such place as the Issuer shall determine.

2.	Notice of meetings

At least 14 clear days’ notice specifying the place, day and hour of the meeting shall be given to the Noteholders of any meeting of Noteholders in the manner provided in clause 20. Any such notice shall specify the general nature of the business to be transacted at the meeting thereby convened but, except in the case of a resolution to be proposed as a Special Resolution, it shall not be necessary to specify the terms of any resolutions to be proposed. The omission to give notice to any Noteholder shall invalidate any resolution passed at any such meeting.

3.	Chairman of meetings

A person nominated by the Issuer shall be entitled to take the chair at any such meeting and if no such nomination is made, or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for holding the meeting, the Noteholders present shall choose one of their number to be Chairman. The Directors and the Secretary and legal advisers of the Issuer and any other person authorised in that behalf by the Directors may attend any such meeting.

4.	Quorum at meetings

At any such meeting convened for any purpose, the person or persons holding or representing by proxy 50% or more in nominal value of the Notes for the time being outstanding shall form a quorum for the transaction of business. No business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum is present at the commencement of the meeting.

5.	Absence of quorum

If within 30 minutes from the time appointed for any meeting of the Noteholders a quorum is not present the meeting shall, if convened upon the requisition of the Noteholders, be dissolved. In any other case it shall stand adjourned to such day and time (being not less than 14 days and not more than 42 days thereafter) and to such place as may be appointed by the Chairman and at such adjourned meeting two Noteholders present in person or by proxy and entitled to vote, whatever the principal amount of the Notes held by them, shall form a quorum.

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6.	Adjournment of meetings

The Chairman may with the consent of (and shall if directed by) any such meeting adjourn the same from time to time and from place to place. No business shall be transacted at any adjourned meeting other than business that might lawfully have been transacted at the meeting from which the adjournment took place.

7.	Resolution on show of hands

Every question submitted to a meeting of Noteholders shall be decided in the first instance by a show of hands. In case of an equality of votes the Chairman shall not have a casting vote.

8.	Demand for poll

At any meeting of Noteholders, unless (before or on the declaration of the result of the show of hands) a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact.

9.	Manner of taking poll

If at any such meeting a poll is so demanded it shall be taken in such manner as the Chairman may direct. The result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

10.	Time for taking poll

Any poll demanded at any such meeting shall be taken at the meeting without adjournment. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

11.	Persons entitled to vote

The registered holders of any of the Notes or, in the case of joint holders, any one of them shall be entitled to vote in respect thereof either in person or by proxy and in the latter case as if such joint holder were solely entitled to such Notes. If more than one of such joint holders be present at any meeting either personally or by proxy the vote of the senior who tenders a vote (seniority being determined by the order in which the joint holders are named in the Register) shall be accepted to the exclusion of the votes of the other joint holders.

12.	Instrument appointing proxy

Every instrument appointing a proxy shall be in writing, signed by the appointor or his attorney or, in the case of a corporation, under its common seal, or signed by its attorney or a duly authorised officer and shall be in such form as the Directors may approve. Such instrument of proxy shall, unless the contrary is stated thereon, be valid both for an adjournment of the meeting and for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Noteholder.

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13.	Deposit of instrument appointing proxy

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power or authority shall be deposited with the Issuer at the address where the Register is maintained for the time being or at such other place as may be specified in the notice convening the meeting before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote and in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Notes in respect of which it is given unless previous intimation in writing of such death, insanity, revocation or transfer shall have been received by the Issuer at the address where the Register is maintained for the time being. No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution.

14.	Votes

On a show of hands every Noteholder who (being an individual) is present in person or by proxy or (being a corporation) is present by a representative (not being himself a Noteholder) or by proxy shall have one vote (provided that a proxy appointed by more than one member should only have one vote or, where the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it, such proxy shall have one vote for and one vote against the resolution). On a poll every Noteholder shall have one vote for every $1 in nominal amount of the Notes of which he is the holder. A Noteholder (or a proxy or representative of a Noteholder) entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

15.	Power of meetings of Noteholders

15.1	In addition to any other powers it may have, a meeting of the Noteholders may, by Special Resolution:

(a)	sanction any compromise or arrangement proposed to be made between the Issuer and the Noteholders;

(b)	sanction any abrogation, modification or compromise or any arrangement in respect of the rights of the Noteholders against the Issuer or its property whether such rights shall arise under this instrument or otherwise;

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(c)	sanction any scheme for the reconstruction of the Issuer or for the amalgamation of the Issuer with any other company;

(d)	sanction any scheme or proposal for the sale or exchange of the Notes for, or the conversion of the Notes into, cash or shares, stock, debentures, debenture stock or other obligations or securities of the Issuer or any other company formed or to be formed, and for the appointment of a person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged (as the case may be);

(e)	assent to any modification or abrogation of the provisions contained in this instrument that shall be proposed by the Issuer and authorise the Issuer to execute an instrument supplemental to this instrument embodying any such modification or abrogation; and

(f)	give any authority or sanction which under the provisions of this instrument is required to be given by Special Resolution.

15.2	No resolution that would increase any obligation of the Issuer under this instrument or postpone the due date for payment of any principal or interest in respect of any Note without the consent of the Issuer shall be effective.

16.	Special Resolution binding on all Noteholders

Special Resolutions shall be binding on all the Noteholders whether or not present at any meeting at which the relevant Special Resolution was discussed (or whether or not they signed the relevant resolutions in writing, as applicable) and each of the Noteholders shall be bound to give effect to such Special Resolution accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify the passing of such Special Resolution.

17.	Resolutions in writing

A resolution in writing signed by the required number of Noteholders shall for all purposes be as valid and effectual as a resolution at a meeting of the Noteholders. Such resolution in writing may be contained in one document or in several documents in like form.

18.	Minutes of meetings

Minutes of all resolutions and proceedings at every such meeting of the Noteholders shall be made and duly entered in books to be from time to time provided for that purpose by the Issuer. Any minutes which purport to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings held or by the Chairman of the next succeeding meeting of the Noteholders shall be conclusive evidence of the matters contained in such minutes. Unless the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly convened and held and all resolutions passed at such meetings to have been duly passed.

19.	Scope

Notwithstanding anything to contrary herein, any resolution or decision passed or taken at a meeting under this Schedule 3 shall apply.

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IN WITNESS WHEREOF this instrument has been entered into as a deed the day and year first above written.

ISSUER

EXECUTED as a DEED by	)	/s/ Richard Barlow
WEJO LIMITED	)
acting by a director in the	)
presence of:	)	Director
)
Signature of witness	)

/s/ MANDY SMITH

Name of witness
(in BLOCK CAPITALS)
MANDY SMITH

Address of witness

14 Ewloe Heath

Buckley

Flintshire

CH7 3PU

Occupation

Personal Assistant

[Signature Page to Loan Note Instrument]